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                                                                      Exhibit 21


                                 SUBSIDIARIES



NHancement Technologies North America, Inc. (formerly named Voice Plus, Inc.), a California corporation

Infotel Technologies (Pte) Ltd, a Singapore corporation

NHancement Technologies Software Group Inc., a California corporation

18474 Yukon Inc., a Yukon Territory (Canada) corporation